June 28, 2021
Tidal ETF Trust
898 N. Broadway, Suite 2
Massapequa, NY 11758
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated April 5, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF (formerly, SoFi 50 ETF) and SoFi Gig Economy ETF and our opinion dated September 30, 2020 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Weekly Income ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.